Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2026, relating to the financial statements and financial highlights of Dan IVES Wedbush AI Power & Infrastructure ETF, Dan IVES Wedbush AI Revolution ETF, Wedbush ReturnOnLeadership® U.S. Large-Cap ETF, and Wedbush LAFFER|TENGLER New Era Value ETF, each a series of Wedbush Series Trust, which are included in Form N-CSR for the period ended April 30, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 27, 2026